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                                                                    EXHIBIT 23.3

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



        We consent to the use in this Amendment No. 1 to Registration Statement of Amedia Networks, Inc. on Form SB-2 (File No. 333-120771) of our report dated March 20, 2003 relating to the consolidated financial statements of Amedia Networks, Inc., which report includes an explanatory paragraph as to an uncertainty with respect to Amedia Networks, Inc.'s ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".



                          /S/ BRIGHTMAN ALMOGOR & CO.


                          BRIGHTMAN ALMAGOR & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS (ISRAEL)
                          A MEMBER OF DELOITTE TOUCHE TOHMATSU



FEBRUARY 10, 2005
TEL AVIV, ISRAEL